NEWS RELEASE for January 7, 2008

BIOLASE ANNOUNCES PRELIMINARY FOURTH QUARTER REVENUE

IRVINE, CA (January 7, 2008) . . . BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, announced today that, based on a preliminary review of its financial performance, the Company expects to report net revenue of greater than $20 million for the fourth quarter ended December 31, 2007, the highest level of quarterly revenue recorded to date at BIOLASE. Revenue is estimated to have rebounded from $12.8 million in the 2007 third quarter and also should compare favorably to the previous record revenue of $19.8 million for the 2006 fourth quarter.

Federico Pignatelli, Director and Interim Chief Executive Officer during the period, commented, “The strong revenue growth in the fourth quarter was due in part to increased demand and improved corporate focus on working with our US distribution partner Henry Schein. We are extremely pleased with the improvement in operations during the quarter.”

The Company will provide additional details on a quarterly conference call and webcast following its fourth quarter 2007 operating results report in early March. Investors are also invited to listen to the previously announced webcast of the Company’s presentation at the Needham & Company Growth Stock Conference on January 8, 2008. The webcast will be available live at the investor relations section of the BIOLASE website. The company does not intend to announce preliminary revenue every quarter.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

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